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CONTACT:

Norris Battin
The Cooper Companies, Inc.
714-597-4700 or 714-673-4299

             COOPER COMPANIES PLANS TO ACQUIRE NATURAL TOUCH'r' LINE
                             OF SOFT CONTACT LENSES

FOR IMMEDIATE RELEASE
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Irvine, CA, February 10, 1997 - The Cooper Companies, Inc., (NYSE/PSE:COO) today announced that, subject to the approval of the Federal Trade Commission (FTC), it has agreed to acquire in the United States the Natural Touch'r' line of opaque contact lenses from Wesley-Jessen Corporation. The Company's
CooperVision, Inc. subsidiary will market these products.

Natural Touch'r' products have the ability to change the appearance of the color of the eye. The proposed acquisition furthers CooperVision's strategy of providing practitioners and their patients with specialty contact lenses.

Terms of the transaction were not announced.

CooperVision, Inc., headquartered in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide psychiatric services.

NOTE: An interactive telephone system that provides stock quotes, recent press releases and financial data about the Company may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available on the World Wide Web at www.coopercos.com.



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